PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS 2nd QUARTER 2013 EARNINGS
Tuesday, July 23, 2013 11:00 am local time

Facilitator:
Good morning, and welcome to Peoples Bancorp's conference call. My name is Laura, and I will be your conference facilitator today. Today's call will cover Peoples Bancorp's discussion of results of operations for the quarter ended June 30, 2013.
Please be advised all lines have been placed on mute to prevent any background noise. [Facilitator Instructions]. After the speakers' remarks, there will be a question-and-answer period. [Facilitator Instructions].
This call is also being recorded. If you object to the recording, please disconnect at this time.
Please be advised that the commentary in this call may contain projections or other forward-looking statements regarding future events or Peoples Bancorp's future financial performance. These statements are based on management's current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties, including, but not limited to, the success, impact and timing of strategic initiatives; the impact of competitive products and pricing; the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; changes in economic conditions; and other risks detailed in Peoples Bancorp's Securities and Exchange Commission filings. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these projections. Peoples Bancorp disclaims any responsibility to update these forward-looking statements.
Peoples Bancorp's 2nd quarter 2013 earnings release was issued this morning and is available at peoplesbancorp.com.
This call will include about 15 minutes of prepared commentary, followed by a question and answer period, which I will facilitate. An archived webcast of this call will be available at peoplesbancorp.com.
Peoples Bancorp's participants in today's call will be Chuck Sulerzyski, President and Chief Executive Officer, and Ed Sloane, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements.
Mr. Sulerzyski, you may begin your conference.

Mr. Chuck Sulerzyski:
Thank you, Laura. Good morning and welcome to our call. We have a lot to talk about this quarter and believe it is overwhelmingly positive.
Earlier this morning, Peoples Bancorp reported net income of $4.9 million for the second quarter of 2013. This amount represents earnings per share of 46 cents - comparable to both linked quarter and prior year second quarter.

We were pleased to make good progress with several of our 2013 strategic goals during the quarter. Our most notable accomplishment was meaningful loan growth. The higher balances for the second quarter helped to relieve some of the pressure from low rates on our net interest margin. Second quarter earnings also benefited from strong fee-based revenue generation, good operating expense control and favorable asset quality trends.
Another major accomplishment for the quarter was the success made on the M&A front. First, we expanded our insurance agency with the purchase of three benefit practices based in Jackson, Ohio. In total, we added nearly $1.2 million of annual insurance revenue. These transactions not only create a stronger presence for our insurance business in southeastern Ohio, they also add key talent to grow our benefits practices across our footprint.
We then landed a small bank deal in northern Ohio, which we announced earlier this month. The acquisition of Ohio Commerce Bank will allow us to enter a very attractive market in the Cleveland region with a proven management team. It also will add over $110 million of assets, including nearly $90 million in loans. We will provide additional color on this exciting opportunity later in the call.
Taking a closer look at second quarter loan growth, period-end balances increased $50 million since March 31. This 20% annualized growth was divided fairly equally between our consumer and commercial lending activities. On a year-to-date basis, loan balances are up $45 million at June 30, which equates to 9% annualized growth.
Within consumer loans, non-mortgage balances grew nearly $11 million or 39% annualized pace. Over 70% of this growth came from our indirect business. We also experienced strong growth in residential mortgages during the quarter. For much of the quarter, mortgage rates remained at their near all-time lows, with many customers opting for short-term mortgages. Given our balance sheet risk profile, we chose to retain much of our production instead of selling the loans to investors. This decision was a key driver to the second quarter growth in mortgage balances.
Within our commercial business, loan balances were up nearly $25 million point-to-point. This 17% annualized growth was due in part to expected construction loan fundings, with quarter-end balances up $6 million. New production also has remained higher than a year ago. At the same time, our ongoing focus on quality is resulting in planned mix shift. Compared to the prior year, C&I balances are up 14%, while CRE balances are down 4%.
Our commitment to asset quality also led to further reduction in problem loans during the quarter. At June 30, nonperforming assets were just over 1% of loans and OREO versus 1.48% at year-end 2012. This positive trend was a key driver of the additional reserve release during the quarter. Bottom-line earnings also benefited from a $1 million recovery that we realized during the quarter.
Our net charge-offs also have been fairly low, averaging 7 basis points over the last 8 quarters. Even without the two large recoveries thus far in 2013, net charge-offs still would have been less than 20 basis points on average.
Due to the progress made in the second quarter, several key asset quality metrics are near their pre-crisis levels. This result reflects the hard work of our talented credit team and their commitment to restoring our asset quality. We are committed to a credit discipline intended to keep our asset quality metrics superior during the next downturn.
I will now turn the call over to Ed for his comments on our second quarter results.

Mr. Ed Sloane:
Thanks, Chuck.
As Chuck mentioned, a major highlight of the second quarter was our success with acquisitions. Earlier this month, we announced plans to acquire Ohio Commerce Bank located in the eastern Cleveland suburb of Beachwood. This affluent area is one of the more attractive markets in northeastern Ohio. We are excited by the opportunities this transaction will afford us.
As noted in our press release, this transaction should be completed during the fourth quarter. This timing means the incremental earnings will be more than offset by one-time acquisition costs. We are expecting these costs to be $600 to $700 thousand after-taxes. Thus, this transaction will be accretive to our earnings starting in 2014.
Taking a closer look at the deal metrics, the all-cash nature of the transaction will result in moderate dilution of our tangible book value. However, the impact on a per share basis is expected to be well below our stated limit of 10%, at just over 4%. We also could see a 70 to 80 basis point decrease in our tangible common equity ratio. This level of dilution reflects the expectation of a minimal credit mark of 2 to 3% on the loan portfolio.
Overall, we project to earn back the tangible book value dilution within our desired 4 year time frame. Our current modeling indicates accretion potential of 11 to 14 cents per year. This range assumes cost savings estimate of 37%. We also have not considered any potential synergies from offering our insurance and investment services to existing Ohio Commerce customers.
Returning to second quarter operating results, both net interest income and margin benefited from our overall asset yield being held stable with the linked quarter. Meaningful loan growth in the second quarter helped to mitigate the downward pressure from lower reinvestment rates. We also received the first full quarter's impact of the investment portfolio restructuring completed in late March. As we discussed in last quarter's call, we repositioned approximately 10% of our portfolio in order to protect nearly $1 million in annual net interest income.
On the other side of the balance sheet, we experienced moderate contraction of deposit balances during the quarter. A portion of the decline was anticipated based on normal seasonality of certain deposits. For example, we typically see a sizable influx of governmental public funds during the first quarter due to tax collections. These balances tend to fall in subsequent quarters as the funds are spent by the governmental agencies.
The remaining decrease was mostly isolated to non-core funding, such as money market deposits from our trust department. During the quarter, we saw an $18 million decrease in the trust department funds which were considered to be short-term when acquired in 2008. As it turns out, these funds have remained with us longer than originally expected.
Overall, the second quarter decline in deposit balances was manageable given our strong liquidity. The lost funds were replaced with overnight borrowings at a similar cost. We also continued to improve our funding mix. As a result, we saw further reduction in our total cost of funds in the second quarter.
Looking to the third quarter, we expect to receive positive benefits from the recent steepening of the yield curve. The resulting high reinvestments rates could be somewhat offset by the likely slowdown in prepayments within the investment portfolio. However, reduced prepayments will decrease the volatility of the portfolio's yield caused by premium amortization. On the funding side, we continue to emphasize growth in low-cost core deposits as a means of maintaining total balances.
These conditions should help our net interest income and margin to remain relatively stable in the coming quarter. Thus, our ability to grow income and expand margin remains dependent upon meaningful loan growth. Depending on the magnitude, we anticipate a third quarter margin in the range of 3.15% to 3.25%. This outlook does not take into account any additional yield curve steepening. Our balance sheet remains positioned to benefit from rising interest rates.
As our net interest income begins to improve, we are committed to maintaining a diversified revenue stream. In the second quarter, over 41% of our total revenue came from fee-based revenues, up from 38% a year ago. This improvement was due mostly to strong growth within our insurance and investment businesses.
Both of these areas produced another quarter of double-digit increases. Insurance revenue was up 32% year-over-year, while investment income grew 22%. Acquisitions have been a major driver of this growth. We also are seeing increased referral activity which has led to greater new sales production. Within our insurance business, premiums also have started to increase after several years of softer pricing. As a result, our commission income is growing in proportion to those increases. These factors drove a modest linked quarter increase in our fee revenues.
The higher non-interest income in the second quarter is significant for two reasons. First, we typically experience a decline in the second quarter due to annual insurance contingent income being recognized in the first quarter. This year, contingent income was just over $500 thousand - much lower than most years.
The second reason is the decrease in mortgage banking income in the second quarter. As Chuck mentioned, we retained a much larger portion of our mortgage production for the quarter. This decision directly impacts our mortgage banking income. Gains on sale of loans accounts for over 90% of this income.
Turning to operating costs, we remained disciplined with our expense management in the second quarter. Total non-interest expenses were in line with our stated $16.5 million run-rate. It is important to point out that we managed to do so even with a $100 thousand contribution to our private foundation. These contributions remain a quarter-to-quarter decision based on several factors.
As we look to the final two quarters of 2013, the prospect of generating positive operating leverage for the full year is becoming more difficult. While higher interest rates should help our net interest income, they most likely will cause a slowdown in mortgage originations. However, our other fee-based revenues are expected to remain strong and growing. As a result, total non-interest income continues to be on pace to match the level of growth experienced in 2012. In terms of net interest income, we still have some ground to make up from the delayed loan growth in the first quarter but we remain optimistic. On the expense side, we intend to hold the line on our operating costs in the second half of 2013.
With that said, total non-interest expenses will be impacted by pension settlement charges. In 2011, we froze our plan which greatly reduces the threshold for recurring settlement charges related to lump sum distributions. Last year, we incurred a $350,000 charge in the second quarter. This year, no such charges have been incurred through June 30.

Given their nature, it is inherently difficult to estimate the amount or exact timing of the pension settlement charges. At this point, we believe a charge is likely in the third quarter based on year-to-date distributions. The amount is projected to be in the range of $350,000 to $400,000.
Also in the coming quarters, we will incur the one-time costs associated with the pending Ohio Commerce acquisition mentioned earlier. Absent the pension and acquisition costs, total non-interest expense should approximate $16.7 million for the quarter. The increase from our prior guidance is being driven mostly by the insurance acquisitions completed in the second quarter. Operating costs associated with Ohio Commerce should add another $400,000 to $500,000 to our quarterly run-rate.
Overall, we expect the efficiency ratio to remain at the high-end of our previously stated range of 68% to 70%.
I now will turn the call back to Chuck for his final comments.
Mr. Chuck Sulerzyski:
Thanks Ed.
Overall, second quarter results were marked with success in several areas. We were most pleased with meaningful loan growth and continued progress with acquisitions. These achievements are key elements of our long-term growth plans. They also help to improve our core revenue stream and overall operating efficiency.
With the second quarter loan growth, we are over half way to our 2013 goal of 8% to 10% growth. Consumer loan growth will continue to be fueled by our indirect business. We are starting to see benefits of our more proactive calling efforts on dealerships within our footprint. Several new dealers already have been added to our network. During the second half of 2013, we expect production in this segment to remain steady, if not increase, due in part to our new relationships.
On the mortgage side, we do not expect to see a repeat of the second quarter growth. The recent uptick in long-term rates has more customers seeking 30-year fixed-rate loans. We intend to continue selling these long-term loans to the secondary market. Thus, mortgage balances should flatten out in the coming quarters.
Our commercial loan pipeline also is holding steady. We currently have over $160 million of loans in the works. Nearly one-third of this amount has a high probability of success. In addition, we have another $50 million in approved loans that should fund over the next 6 months.
Given our increased production to date, we feel good about the prospects of achieving at least 8% point-to-point growth by year-end. This expectation excludes the impact of loans to be acquired in the pending Ohio Commerce deal.
In terms of acquisitions, we believe the Ohio Commerce transaction is a great fit for both sides. Not only will we gain many new customers and expand our footprint in a very attractive market area, we also will be adding valuable SBA lending expertise that can be used throughout the company. At the same time, Ohio Commerce customers will gain access to greater service capabilities and our full range of insurance and investment products. The customers will also benefit from the increased lending capacity and financial resources. As a result, we believe the opportunity for significant growth exists.

As our conversion team begins the planning process for Ohio Commerce, we continue to evaluate other M&A prospects. These include both smaller banks within our footprint, as well as larger institutions in or around the region. We are having frequent conversations with potential strategic partners; however, most banks are still struggling with whether to sell or continue on. We also continue to evaluate opportunities in our insurance and investment businesses. We intend to remain disciplined with our approach and are hopeful that we will be able to complete additional deals sooner rather than later.
We intend to be successful in achieving our 2013 strategic goals and generating favorable returns for our shareholders. Our ability to do so will require a continued focus on the “levers of success”: expense management, revenue growth, asset quality and capital strength.
That concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q and A session is Ed Sloane, Chief Financial Officer. I will now turn the call back to the hands of our call facilitator, Laura.

Question and Answer Session
Facilitator: [Facilitator Instructions] And at this time, we will pause momentarily to assemble our roster.
Our first question is from Scott Siefers of Sandler O'Neill.
Scott Siefers: Good morning, guys.
Chuck Sulerzyski: Good morning, Scott.
Ed Sloane: Hi, Scott.
Scott Siefers: Let's see, I guess, Ed-the first question for you, you noted some of the costs that are likely to hit the back half of the year in total expenses such as the pension charges and then the merger cost as well, I guess. And for the most part, those seem kind of unusual as opposed to run rates. So if we were to kind of ex-out those and then you've got your $16.7 million per quarter in sort of core costs, how would that factor into the way you guys are thinking about the ability to create positive operating leverage for the year? In other words, even though you might be backing off of it on a reported basis, on a core basis, how are you thinking about things?
Chuck Sulerzyski: Yes, we still are hopeful of having positive operating leverage for the year. The flow out of the gate on loan growth did not help us. The margin compression did not help us. On the other hand, we've managed our costs tighter than what we had expected. Our actual expenses year-to-date are less than what we were hoping for. So for us to have positive operating leverage on the core, excluding the acquisition, we're going to need good continued loan growth, not necessarily $50 million a quarter, but much better than what we've done over the last few years prior to this quarter. And we're going to benefit from the higher interest rates and the steepening of the curve. So, we're not giving up the ghost on it. We're fighting hard to get to it. But it will be close one way or the other, I guess is what I would say.
Scott Siefers: Okay, all right. Fair enough. And then, even though it's a small piece of the total revenue stream, that mortgage banking line item which has gotten dinged a little from the decision to retain some mortgages, do you think we're sort of a low watermark for that roughly $0.4 million of quarterly mortgages, particularly if you're probably not going to retain production to the same level. I mean, is it possible to grow it off this pace, do you think?

Ed Sloane: I think that is a low watermark. Yes. It really just depends on the impact from refinancings going through the second half of the year, Scott. Our view is that that definitely is a low watermark, could improve a little bit from there.
Scott Siefers: Okay, perfect. And then, I guess, final question on credit. The NPA base in the aggregate is now getting pretty low and I think you're under $11 million in total NPA. So, I'd imagine at some point, the potential for these kind of large single recoveries kind of goes away just kind of by the math of it. Do you see any large credits out there that could allow you to have additional net recoveries or how are you thinking about sort of the overall credit picture here as we look over the next couple of quarters?
Chuck Sulerzyski: But we would never say never. We've still got some things that we're working with-there's no doubt that the next four quarters will be less - meaningfully less than the previous four quarters on the recoveries. I think we've done a phenomenal job and I think that disciplines that we've got in place on the underwriting will serve us long term. I feel pretty good about things, but I think it would also be a mistake to say that we won't have any more recoveries.
Scott Siefers: Yes. Okay. All right. I think that's all for me, so thank you guys very much.
Ed Sloane: Thanks, Scott.
Facilitator: And our next question is from Chris McGratty of KBW.
Michael Perito: Hey. Good morning, guys. This is Mike stepping on for Chris again. How are you guys doing?
Chuck Sulerzyski: Okay, Mike.
Ed Sloane: Hi, Mike.
Michael Perito: Just had a couple of quick questions. I guess, first starting with the trust business and the insurance business. You had the insurance deals and then trust income grew I think for the fourth straight quarter again. And you guys talked about how you are looking on the M&A side. I guess, what's your outlook more organically on how you guys can grow these businesses going forward with the platforms you have in place currently?
Chuck Sulerzyski: We can grow organically pretty fast on its own minus the acquisitions. If you look at the trust business, we have a 401(k) product, our assets under management there are up about $25 million from this time last year, all of that being organic growth. And that growth comes from the fact that we've really worked hard in taking the professionals in our various lines of business and teaching them the capabilities of the other lines of business. And we're getting much, much better quality referrals.

We have cases for instance if you can stand some war stories the - we have - the bank got into the insurance business in a big way in 2003/2004 with about $8 million of insurance acquisitions, and one of them, a senior level gentlemen in that group between 2004 and 2012, had made no referrals to other lines of business and so far this year he's made 11 referrals of really large commercial opportunities, some that have resulted in commercial business and some that have resulted in retirement plan services. So, that's just a take on the retirement plan pieces.

On the personal insurance business, again, our branch network is doing a much better job than it historically has done in making referrals and was seeing increases in production of 30% - 40%. Again, some of that is off of small denominator but it'll go to the bottom line. So, we think there's lots of capabilities. Obviously, the stock market has behaved well for us in terms of assets under management, but our core production measures and of course the lines of businesses show lots of double-digit increases and in some - in many cases in the 20% and 30% range, so we're pretty optimistic on that front.

Michael Perito: And the Ohio Commerce Bank deal, are those - both the insurance and trust-so those will be new services that you guys could potentially cross-sell to those clients. I know you guys, that you didn't incorporate that in your accretion estimates, but just from a strategic point of view.

Chuck Sulerzyski: Yes, very much so, we'll be able to bring those products and services. And the other thing is that bank was at $1.8 million as the top - that could go to a customer was like $2 million, so we're going to be able to bring more capacity. They had some participations. Both myself and Dan McGill, who runs our commercial banking business, have spent a lot of time up there, and I'm comfortable and confident that over time we'll be able to bring talent in from the market that has experience dealing with larger customers. And I'm very comfortable that we'll be able to grow the loan business, the core commercial business of that bank, as well as add these extra services.

Michael Perito: All right. That's great. Thanks. And just one more quick one for me. In the loan portfolio, I know it's only 2% - 3% of your book, but there is a pretty great swing sequentially in the construction loan balances. Was that predominantly one or two credits or is that just the breakout of that growth?

Chuck Sulerzyski: No. It's more than one or two credits, but it's kind of - you're talking about the - what specifically are you talking about?

Michael Perito: Sure. If you looked forward to 1Q to construction loan balances down and then they swung back up-I was just wondering if there's anything in there that...

Chuck Sulerzyski: No, the construction funding that's been - that was going on, that some of that frankly we expected to have hit in the first quarter, but I think we had some weather issues. And so this $50 million looks real positive for the quarter. I thought we were a little short in the first quarter, but I think that you'll see good - hopefully both the first quarter and this quarter may be more outliers, I think, $20 million to $40 million a quarter is where we'd like to be.

Michael Perito: Right. Perfect. Thank you.

Facilitator: [Facilitator Instructions] And our next question will come from Dan Cardenas of Raymond James.

Daniel Cardenas: Good morning, guys.
Chuck Sulerzyski: Hi, Dan.
Ed Sloane: Hi, Dan.
Daniel Cardenas: Just a couple of quick questions. Just going back to the insurance commission revenue, could you maybe give us some sense as to how that looks on a same store basis, 2Q this year versus 2Q last year?

Chuck Sulerzyski: I know it from our internal management reporting, it's in the kind of a mid to high single digits.
Daniel Cardenas: Okay.

Chuck Sulerzyski: Or 5%, 6%, 7%.
Daniel Cardenas: Great. And then maybe if you could give us a sense from, for the growth that you saw, the loan growth that you saw this quarter geographically, was there any one portion of your footprint that was more dominant than the others.
Chuck Sulerzyski: The consumer business crosses our footprint. The indirect business is still a little bit more concentrated in a 25-mile circle around Marietta, Ohio. The opportunity for us is to expand that and that's what's helping some of the growth. The commercial business, we've had good success across the footprint. We do a lot of business in West Virginia. I guess the West Virginia portion of our business has been growing faster than the Ohio portion, but we've got growth in all of it.
Daniel Cardenas: And then maybe as we look forward to the back half of the year, I mean what-can you share with us your thoughts if you plan to continue to book some of the residential real estate loans?
Chuck Sulerzyski: I think as we indicated earlier in the comments, I think that we will not be putting them on our books going forward. I think the clients are going to be moving more towards the 30-year mortgages and you know, I think we would put less, if any, in the fourth quarter than we have in the second quarter. And I think you'll see less on the books in the third quarter than there was in the second.
Daniel Cardenas: Okay, great. I'll step back for right now. Thank you.
Facilitator: [Facilitator Instructions] At this time, there are no further questions. Gentlemen, do you have any closing remarks?
Chuck Sulerzyski: Yes, I do. I want to thank everybody for participating. Please remember that our earnings release and a webcast of this call will be archived on peoplesbancorp.com under the Investor Relations section. Thank you for your time and have a good day.
Facilitator: Thank you. The conference is now concluded. We thank you for attending today's presentation. You may now disconnect.
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